Exhibit 99.1

Arvinas Announces Oversubscribed $350 Million Private Placement

NEW HAVEN, Conn., November 27, 2023 – Arvinas, Inc. (Nasdaq: ARVN), a clinical-stage biotechnology company creating a new class of drugs based on targeted protein degradation, today announced that it has entered into a securities purchase agreement with a select group of institutional accredited investors to sell 12,963,542 shares of common stock at a price of $21.36 per share and, in lieu of common stock, pre-funded warrants to purchase up to 3,422,380 shares of common stock at a price of $21.359 per pre-funded warrant, in a private placement. Each pre-funded warrant will have an exercise price of $0.001 per share, will be exercisable immediately and will be exercisable until exercised in full. The aggregate gross proceeds from the offering are expected to be approximately $350 million, before deducting placement agent fees and offering expenses. The private placement is expected to close on or about November 28, 2023, subject to the satisfaction of customary closing conditions. The private placement is being conducted in accordance with applicable Nasdaq rules and was priced to satisfy the “Minimum Price” requirement (as defined in the Nasdaq rules).

The private placement was co-led by EcoR1 Capital and entities managed by RTW Investments, LP, with participation by new and existing investors, including Adage Capital Partners LP, ArrowMark Partners, Avidity Partners, BB Biotech, Boxer Capital, Citadel Global Equities, Great Point Partners, LLC, Nextech Invest Ltd, on behalf of one or more funds managed by it, RA Capital Management and Surveyor Capital (a Citadel company), among others.

BofA Securities, Inc. and Goldman Sachs & Co. LLC acted as joint lead placement agents to Arvinas in connection with the private placement.

Arvinas expects to use net proceeds from the private placement to advance its clinical development programs and preclinical pipeline, and for working capital and other general corporate purposes.

The securities to be sold in the private placement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state or other applicable jurisdiction’s securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state or other jurisdictions’ securities laws. Arvinas has agreed to file a registration statement with the U.S. Securities and Exchange Commission (the “SEC”) registering the resale of the shares of common stock issued in the private placement and the shares of common stock issuable upon the exercise of the pre-funded warrants issued in the private placement no later than the 30th day after the closing of the private placement.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any offer, solicitation or sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful. Any offering of the securities under the resale registration statement will only be made by means of a prospectus.

About Arvinas

Arvinas is a clinical-stage biotechnology company dedicated to improving the lives of patients suffering from debilitating and life-threatening diseases through the discovery, development, and commercialization of therapies that degrade disease-causing proteins. Arvinas uses its proprietary PROTAC® Discovery Engine platform to engineer proteolysis targeting chimeras, or PROTAC targeted protein degraders, that are designed to harness the body’s own natural protein disposal system to selectively and efficiently degrade and remove disease-causing proteins. In addition to its robust preclinical pipeline of PROTAC protein degraders against validated and “undruggable” targets, the company has three investigational clinical-stage programs: ARV-766 and bavdegalutamide for the treatment of men with metastatic castration-resistant prostate cancer; and vepdegestrant (ARV-471) for the treatment of patients with locally advanced or metastatic ER+/HER2- breast cancer.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties, including statements regarding Arvinas’ statements about the expected closing of the private placement; Arvinas’ anticipated use of proceeds from the private placement; whether the conditions for the closing of the private placement will be satisfied; the filing of a registration statement to register the resale of the shares and pre-funded warrant shares to be issued and sold in the private placement; and Arvinas’ business strategies, plans and prospects. All statements, other than statements of historical facts, contained in this press release, including statements regarding Arvinas’ strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management, are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

Arvinas may not actually achieve the plans, intentions or expectations disclosed in its forward-looking statements, and you should not place undue reliance on its forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements Arvinas makes as a result of various risks and uncertainties, including but not limited to: whether the conditions for the closing of the private placement will be satisfied; Arvinas’ and Pfizer, Inc.’s (“Pfizer”) performance of their respective obligations with respect to the collaboration with Pfizer; whether Arvinas and Pfizer will be able to successfully conduct and complete clinical development for vepdegestrant; whether Arvinas will be able to successfully conduct and complete development for its product candidates, including whether Arvinas initiates and completes clinical trials for its product candidates and receives results from its clinical trials on its expected timelines or at all; whether Arvinas obtains marketing approval for and commercializes vepdegestrant, ARV-766 and its other product candidates on Arvinas’ current timelines or at all; Arvinas’ ability to maintain and protect its intellectual property portfolio; whether Arvinas’ cash and cash equivalent resources will be sufficient to fund its foreseeable and unforeseeable operating expenses and capital expenditure requirements; and other important factors discussed in the “Risk Factors” section of Arvinas’ Annual Report on Form 10-K for the year ended December 31, 2022 and subsequent other reports on file with the SEC. The forward-looking statements contained in this press release reflect Arvinas’ current views with respect to future events, and Arvinas assumes no obligation to update any forward-looking statements, except as required by applicable law. These forward-looking statements should not be relied upon as representing Arvinas’ views as of any date subsequent to the date of this release.

Contacts

Investors:

Jeff Boyle

+1 (347) 247-5089

Jeff.Boyle@arvinas.com

Media:

Kirsten Owens

+1 (203) 584-0307

Kirsten.Owens@arvinas.com